Exhibit 99.1

A conference call regarding this earnings release is scheduled for
9 a.m. Eastern, Friday, May 11, 2007. Dial in at 1.517.623.4891 or
listen online at www.emmis.com

Contacts:
Patrick Walsh, CFO
Kate Snedeker, Media & Investor Relations
317.266.0100
For Immediate Release
Friday, May 11, 2007
Emmis Communications Reports 4th Quarter Results
Indianapolis...Emmis Communications Corporation (NASDAQ: EMMS) today announced results for its fourth fiscal quarter and full year ended Feb. 28, 2007.
“Weakness in our two key radio operations, New York and Los Angeles, presented us difficulties throughout the year and the fourth quarter was no exception,” Emmis Chairman and CEO Jeff Smulyan said. “Unfortunately, we will continue to face difficulties in these markets in the foreseeable future. However, I’m confident that the best people in the business, coupled with Emmis’ 25 years of innovation and excellence, will lead us to better days.”
For the fourth fiscal quarter, reported net revenue was $78.6 million, compared to $82.4 million for the same quarter of the prior year, a decrease of 4.6%. The decrease related primarily to revenue declines at Emmis’ New York and Los Angeles radio stations.
Diluted net loss per common share from continuing operations for the quarter was ($0.23), compared to ($1.01) for the same quarter of the prior year. The prior year fourth-quarter results include charges that affect the comparability with the current year, including impairment losses and various charges related to the company’s television divestitures.
For the fourth quarter, reported and pro forma radio net revenues decreased 6%, while publishing net revenues were down slightly.
For the fourth quarter, operating income was $4.3 million, compared to an operating loss of $35.5 million for the same quarter of the prior year. Prior year results included certain corporate bonus and severance payments related to our television divestitures ($6.1 million) and impairment losses ($35.7 million) totaling $41.8 million; excluding these charges, operating income for the fourth quarter of the prior year would have been $6.3 million. Emmis’ station operating income for the fourth quarter was $15.0 million, compared to $19.0 million for the same quarter of the prior year.
Emmis has included supplemental pro forma net revenues, station operating expenses, and certain other financial data on its website, www.emmis.com under the “Investors” tab.
International radio net revenues and station operating expenses for the quarter ended Feb. 28, 2007, were $9.8 million and $7.0 million, respectively, and both were up 9% on a pro forma basis as compared to the same quarter of the prior year.
On February 20, 2007, Emmis entered into a definitive agreement to sell KGMB-TV (Honolulu) to HITV Operating Co, Inc. for $40.0 million in cash. The company expects the transaction to close in the first half of calendar 2007.

During the quarter, the company increased its ownership in Radio Fresh! in Bulgaria. Emmis moved from minority to majority shareholder in the highly rated national CHR station.
Subsequent to the quarter end, the company announced an investment in Exponentia, a Vancouver-based mobile and online games and applications developer.
The following table reconciles reported results to pro forma results (dollars in thousands):

	3 months ended Feb. 28,		%	12 months ending Feb. 28,		%
	2007	2006	Change	2007	2006	Change
Radio
Reported net revenues	$57,299	$60,969	-6.0%	$271,929	$290,600	-6.4%
Plus: Revenues from assets acquired	—	230		—	2,383
Pro forma net revenues	$57,299	$61,199	-6.4%	$271,929	$292,983	-7.2%

Publishing
Reported net revenues	$21,335	$21,440	-0.5%	$87,606	$86,836	0.9%
Plus: Revenues from assets acquired	—	—		—	—
Pro forma net revenues	$21,335	$21,440	-0.5%	$87,606	$86,836	0.9%

Total Company
Reported net revenues	$78,634	$82,409	-4.6%	$359,535	$377,436	-4.7%
Plus: Revenues from assets acquired	—	230		—	2,383
Pro forma net revenues	$78,634	$82,639	-4.8%	$359,535	$379,819	-5.3%

The company expects its radio net revenues for the quarter ending May 31, 2007, to decrease from the prior year in the mid- to high single digit range on a percentage basis. Conversely, the company expects its radio station operating expenses for the quarter ending May 31, 2007, to increase from the prior year in the mid- to high single digit range on a percentage basis. International radio operations continue to perform well, offsetting to some degree continued weakness in domestic radio operations.
Emmis will host a call regarding this information on Friday, May 11, at 9 a.m. Eastern at 1.517.623.4891, with a replay available through Friday, May 18, at 1.203.369.3658. Listen online at www.emmis.com.
Emmis generally evaluates the performance of its operating entities based on station operating income. Management believes that station operating income is useful to investors because it provides a meaningful comparison of operating performance between companies in the industry and serves as an indicator of the market value of a group of stations or publishing entities. Station operating income is generally recognized by the broadcast and publishing industries as a measure of performance and is used by analysts who report on the performance of broadcasting and publishing groups. Station operating income does not take into account Emmis’ debt service requirements and other commitments, and, accordingly, station operating income is not necessarily indicative of amounts that may be available for dividends, reinvestment in Emmis’ business or other discretionary uses.
Station operating income is not a measure of liquidity or of performance in accordance with accounting principles generally accepted in the United States, and should be viewed as a supplement to, and not a substitute for, our results of operations presented on the basis of accounting principles generally accepted in the United States. Moreover, station operating income is not a standardized measure and may be calculated in a number of ways. Emmis defines station operating income as revenues net of agency commissions and station operating expenses, excluding non-cash compensation.
Emmis Communications — Great Media, Great People, Great Service®
Emmis is an Indianapolis-based diversified media firm with radio broadcasting, television broadcasting and magazine publishing operations. Emmis owns 21 FM and 2 AM domestic radio stations serving the nation’s largest markets of New York, Los Angeles and Chicago, as well as St. Louis, Austin, Indianapolis and Terre Haute, Ind. In May 2005, Emmis announced its intent to seek strategic alternatives for its 16 television stations, and has announced the sale of 15 of them. Emmis also owns a radio network, international radio stations, regional and specialty magazines, an interactive business and ancillary businesses in broadcast sales.
The information in this news release is being widely disseminated in accordance with the Securities & Exchange Commission’s Regulation FD.
Note: Certain statements included in this release or in the attached financial data which are not statements of historical fact, including but not limited to those identified with the words “expect,” “will” or “look” are intended to be, and are, by this Note, identified as “forward-looking statements,” as defined in the Securities and Exchange Act of 1934, as amended. Such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to be materially different from any future result, performance or achievement expressed or implied by such forward-looking statement. Such factors include, among others:
•	general economic and business conditions;

•	fluctuations in the demand for advertising and demand for different types of advertising media;

•	our ability to service our outstanding debt;

•	increased competition in our markets and the broadcasting industry;

•	our ability to attract and secure programming, on-air talent, writers and photographers;

•	inability to obtain (or to obtain timely) necessary approvals for purchase or sale transactions or to complete the transactions for other reasons generally beyond our control;

•	increases in the costs of programming, including on-air talent;

•	inability to grow through suitable acquisitions;

•	new or changing regulations of the Federal Communications Commission or other governmental agencies;

•	competition from new or different technologies;

•	war, terrorist acts or political instability; and

•	other factors mentioned in documents filed by the company with the Securities and Exchange Commission.
Emmis does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

EMMIS COMMUNICATIONS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited, dollars in thousands, except per share data)

	Three months ended February 28,		Twelve months ended February 28,
	2007	2006	2007	2006
OPERATING DATA:
Net revenues:
Radio	$57,299	$60,969	$271,929	$290,600
Publishing	21,335	21,440	87,606	86,836
Total net revenues	78,634	82,409	359,535	377,436
Operating expenses:
Radio	43,440	43,111	176,686	171,957
Publishing	20,706	21,361	79,333	80,077
Total station operating expenses	64,146	64,472	256,019	252,034
Corporate expenses	6,809	12,950	30,432	36,871
Depreciation and amortization	3,423	4,821	13,338	17,099
Impairment loss	—	35,681	—	35,681
(Gain) loss on disposal of assets	(1)	9	4	94

Operating income (loss)	4,257	(35,524)	59,742	35,657
Interest expense	(9,539)	(21,513)	(43,160)	(70,586)
Loss on debt extinguishment (a)	(32)	(6,952)	(13,435)	(6,952)
Other income (expense), net	(2,692)	2,925	(22)	3,040

Income (loss) before income taxes, minority interest and discontinued operations	(8,006)	(61,064)	3,125	(38,841)
Provision (benefit) for income taxes	(3,004)	(25,265)	2,015	(16,346)
Minority interest expense (income), net of tax	1,201	(485)	4,577	3,026

Income (loss) from continuing operations	(6,203)	(35,314)	(3,467)	(25,521)
Income (loss) from discontinued operations, net of tax	(4,282)	174,256	117,048	383,292

Net income (loss)	(10,485)	138,942	113,581	357,771
Preferred stock dividends	2,246	2,246	8,984	8,984

Net income (loss) available to common shareholders	$(12,731)	$136,696	$104,597	$348,787

Basic net income (loss) per common share:
Continuing operations	$(0.23)	$(1.01)	$(0.33)	$(0.80)
Discontinued operations, net of tax	(0.11)	4.70	3.14	8.93

Net income available to common shareholders	$(0.34)	$3.69	$2.81	$8.13

Diluted net income (loss) per common share:
Continuing operations	$(0.23)	$(1.01)	$(0.33)	$(0.80)
Discontinued operations, net of tax	(0.11)	4.70	3.14	8.93

Net income available to common shareholders	$(0.34)	$3.69	$2.81	$8.13

Weighted average shares outstanding:
Basic	37,368	37,056	37,265	42,876
Diluted	37,368	37,056	37,265	42,876

(a) Twelve months ended February 28, 2007 reflects (i) costs of our senior floating rate notes and senior discount notes and senior subordinated notes redemptions in the quarter ended May 31, 2006 (ii) costs associated with permanent paydowns of our senior credit facility in the quarter ended August 31, 2006 and (iii) costs of our senior subordinated notes redemption and costs related to the amendment and restatement of our senior credit facility in the quarter ended November 30, 2006.

OTHER DATA:
Station operating income (See below)	15,002	18,968	106,799	130,084
Cash paid for taxes	878	5,006	6,866	5,045
Capital expenditures	2,995	3,958	5,301	12,132

Noncash compensation by segment:
Radio	$437	$646	$2,383	$3,442
Publishing	77	385	900	1,240
Corporate	750	(345)	4,465	4,185

Total	$1,264	$686	$7,748	$8,867

COMPUTATION OF STATION OPERATING INCOME:
Operating income (loss)	$4,257	$(35,524)	$59,742	$35,657
Plus: Depreciation and amortization	3,423	4,821	13,338	17,099
Plus: Corporate expenses	6,809	12,950	30,432	36,871
Plus: Station noncash compensation	514	1,031	3,283	4,682
Plus: (Gain) loss on disposal of assets	(1)	9	4	94
Plus: Impairment loss	—	35,681	—	35,681

Station operating income	$15,002	$18,968	$106,799	$130,084

	February 28, 2007	February 28, 2006

SELECTED BALANCE SHEET INFORMATION:

Total Cash and Cash Equivalents	$20,747	$140,822

Senior Debt	$498,000	$296,174
Senior Subordinated Debt	—	375,000
Senior Discount Notes	—	1,406
Senior Floating Rate Notes	—	120,000

Total Senior, Senior Subordinated and Holding Company Debt	$498,000	$792,580